Exhibit 99.1

MOHEGAN ANNOUNCES PRIVATE EXCHANGE AND CONSENT TO COVENANT AMENDMENTS

Uncasville, Connecticut, November 29, 2022 – Mohegan Tribal Gaming Authority (“MTGA,” “Mohegan,” “we,” “our” or the “Company”) today announced that it has entered into an agreement (the “Exchange Agreement”) providing for the exchange of approximately $475 million in aggregate principal amount of the Company’s outstanding 7.875% senior notes due 2024 (the “Old Notes”) held by an existing investor and its affiliates for approximately $500 million in aggregate principal amount of new Mohegan 13.25% senior unsecured notes due 2027 (the “New Notes”), as described below.

Notes Exchange

On November 29, 2022, Mohegan entered into a private exchange agreement with an investor pursuant to which Mohegan will exchange approximately $475 million in aggregate principal amount of the Old Notes held by such investor and its affiliates for New Notes at a ratio of $1,052.63 principal amount of New Notes for each $1,000.00 principal amount of Old Notes, plus accrued and unpaid interest on the exchanged Old Notes up to but not including the date of the exchange (the “Notes Exchange”).

The New Notes will be guaranteed on an unsecured, senior basis by all of Mohegan’s existing subsidiaries that guarantee the Old Notes, plus certain future subsidiaries that guarantee other indebtedness of Mohegan or incur indebtedness in excess of $25.0 million. The New Notes will mature on December 15, 2027 and bear interest at a rate of 13.25% per annum, payable semiannually in arrears on June 15 and December 15 of each year, commencing on June 15, 2023. The New Notes will be redeemable by the Company at a price equal to 100% of the principal amount thereof through June 15, 2024 and at specified, fixed premiums thereafter, in each case with accrued and unpaid interest thereon.

The Exchange Agreement provides for settlements in December 2022 and January 2023, subject to the satisfaction or waiver of the conditions set forth in the Exchange Agreement.

Pursuant to the Exchange Agreement, the investor has agreed to deliver to the trustee for the Old Notes a written consent providing for, among other things, the amendment of certain covenants governing the Old Notes, subject to the initial settlement of the Notes Exchange, and the elimination of substantially all of the restrictive covenants and certain events of default contained in the indenture governing the Old Notes, subject to the final settlement of the Notes Exchange. A supplemental indenture relating to such amendments is expected to be entered into with the trustee in respect of the Old Notes simultaneously with the initial closing of the Notes Exchange.

The New Notes will be general unsecured senior obligations of the Company and will rank equally in right of payment with all of the Company’s other senior indebtedness from time to time outstanding and senior in right of payment to all of the Company’s indebtedness from time to time outstanding that is expressly subordinated in right of payment to the New Notes.

Mohegan has not registered, and does not currently intend to register, the New Notes under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws, and the New Notes will be issued in a private transaction in reliance on an exemption from the registration requirements of the Securities Act. The New Notes may not be offered, sold or otherwise transferred within the United States or to or for the account or benefit of any U.S. person, absent registration or an applicable exemption from registration requirements.

This press release is not an offer to sell or a solicitation of an offer to buy any securities and does not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Mohegan

As of May 16, 2022, Mohegan Tribal Gaming Authority operates under the name “Mohegan,” a natural evolution for the brand.

Mohegan is the owner, developer, and manager of premier entertainment resorts in the United States, Canada, and Northern Asia. Mohegan’s U.S. operations include resorts in Connecticut, Washington, Pennsylvania, New Jersey, and Nevada; Canadian operations are based in Niagara Falls, Ontario; and Mohegan Inspire is located in Incheon, South Korea. The brand’s iGaming division, Mohegan Digital, provides cutting-edge online gaming solutions to Mohegan’s loyal fan base and meets the digital needs of customers on a global scale. Mohegan is owner and operator of Connecticut Sun, a professional basketball team in the WNBA. For more information on Mohegan and its properties, please visit www.mohegangaming.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect” or “intend” and similar expressions. Such statements include, but are not limited to, statements relating to the Notes Exchange, including the timing of the closing of the transactions contemplated thereby.

This forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Mohegan. Factors that could cause actual events to differ from that contemplated by the forward-looking information include, among other things, (i) the risk that the Notes Exchange will not be consummated, on the anticipated timing and terms or at all, (ii) the risk that the parties will be unable to satisfy the conditions to the closing of the Notes Exchange, (iii) the risk that the Notes Exchange and the transactions contemplated thereby will involve higher costs and expenses than anticipated, and (iv) the matters discussed in Mohegan’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, including under the heading “Risk Factors,” as well as in Mohegan’s other reports and filings with the Securities and Exchange Commission. Any forward-looking statements included in this press release are made only as of the date of this release. Mohegan does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. Mohegan cannot assure that projected results or events will be achieved or will occur.

Contact:

Carol K. Anderson

Chief Financial Officer

Mohegan

(860) 862-8000

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